Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 10, 2005, relating to the financial statements and financial statement schedules of Powerwave Technologies, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Powerwave Technologies, Inc. for the year ended January 2, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Costa Mesa, California
March 10, 2005